EXHIBIT D-2


                              AMENDED AND RESTATED
                          EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT (the "Agreement"), effective as of May 1, 2014 by and between Callan Associates Inc. (the "Adviser") and The KP Funds (the "Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto, as may be amended from time to time by mutual agreement of the parties (each, a "Fund," and collectively, the "Funds").

WHEREAS, the Trust is a Massachusetts voluntary association (commonly known as a business trust) organized under an Agreement and Declaration of Trust, dated March 25, 2013 (the "Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated December 18, 2013 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, this Agreement amends and restates the Expense Limitation Agreement dated January 1, 2014 entered into by and between the Trust, on behalf of the Funds, and the Adviser, and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interest of the Funds and their shareholders to maintain the expenses of the Funds at a level below the level to which the Funds may normally be subject.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE LIMITATION.

Until such time as this Agreement is terminated in accordance with Section 2 of this Agreement, the Adviser agrees that it will reimburse each Fund set forth on Schedule A to this Agreement for all state registration and "blue sky" fees and expenses ("State Registration Fees") paid by each such Fund to the extent that such State Registration Fees exceed 0.01% (one basis point) of each Fund's average daily net assets.

2. TERM AND TERMINATION OF AGREEMENT.

This Agreement shall continue in effect with respect to each Fund until the date indicated on Schedule A (the "Initial Term End Date") and shall thereafter continue in effect from year to year for successive one-year periods, provided that this Agreement may be terminated, without payment of any penalty, with respect to any Fund:

(i) by the Trust, for any reason and at any time; and

(ii) by the Adviser, for any reason, upon ninety (90) days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the Initial Term End Date or as of the close of business on the last day of the then-current one-year period, as applicable, or at such earlier time provided that such termination is approved by majority vote of the Trustees and the Independent Trustees voting separately.



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3. MISCELLANEOUS

3.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust's Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

3.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

3.4. ENFORCEABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

THE KP FUNDS, on behalf of each series of the Trust set forth in Schedule A

By: /s/ Dianne M. Descoteaux
----------------------------
Name: Dianne M. Descoteaux
Title: Vice President and Secretary


CALLAN ASSOCIATES INC.

By: /s/ Gregory C. Allen
------------------------
Name: Gregory C. Allen
Title: President & Director of Research

          Signature Page -- The KP Funds Expense Limitation Agreement



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                                   SCHEDULE A

This Agreement relates to the following Funds of the Trust:

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NAME OF FUND                                     INITIAL TERM END DATE
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KP Retirement Path 2050 Fund                     April 30, 2015
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KP Retirement Path 2055 Fund                     April 30, 2015
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KP Retirement Path 2060 Fund                     April 30, 2015
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                                      A-1